Exhibit 99.3
Horizon Offshore, Inc. Launches Underwritten Common Stock Offering
HOUSTON, June 12, 2006 — Horizon Offshore, Inc. (NasdaqNM:HOFF) (the “Company’’) today announced that it and certain of its stockholders who acquired shares in connection with the Company’s recapitalization have commenced an underwritten public offering of 8,000,000 shares of the Company’s common stock. The 2,000,000 shares being offered by the Company and the 6,000,000 shares being offered by the selling stockholders are registered by the Company under shelf registration statements on Form S-3 previously filed with the Securities and Exchange Commission. The selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 1,200,000 shares of common stock to cover over-allotments, if any.
The Company intends to use the net proceeds from the offering to repay debt and for general corporate purposes, including funding of capital expenditures and working capital requirements. The Company will not receive any of the proceeds from the sale of the common stock by the selling stockholders.
The offering is being made only by means of the prospectuses and related prospectus supplement, a copy of which may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Fax: 631-254-7268, email: monica_castillo@adp.com. An electronic copy of the prospectuses and prospectus supplement is available from the Securities and Exchange Commission’s website at http://www.sec.gov.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of any securities in any state or jurisdiction in which the offer, solicitation or sale of securities would be unlawful prior to registration or qualification under the securities laws of any state.
About Horizon Offshore, Inc.
Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry. The Company’s fleet is used to perform a wide range of marine construction activities, including installation and repair of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include the factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks, and uncertainties.
Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like “should”, “expects”, “believes”, “anticipates”, “may”, “could”, etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.
Contact:
Horizon Offshore, Inc.
Ronald Mogel
(713) 243-2753